EAGLE BULK SHIPCO LLC
AND SUBSIDIARIES

Management's Report

Responsibility Statement

Consolidated Financial Statements as of and for the Years Ended
December 31, 2020 and 2019

Independent Auditors' Report

Management's report

    We are Eagle Bulk Shipco LLC ("Shipco" or "Issuer"), a limited liability company organized under the laws of Marshall Islands on September 20, 2016 together with its wholly-owned subsidiaries out of which 19 are vessel owning entities, (the "Company"). The Company is engaged in the ocean transportation of dry bulk cargoes worldwide through the ownership, charter and operation of dry bulk vessels. The Company's fleet is comprised of Supramax and Ultramax bulk carriers, which are considered to be in the Handymax class of vessels and the Company operates its business in one business segment. The operations of the vessels are managed by Eagle Bulk Management LLC, a wholly-owned subsidiary of Eagle Bulk Shipping Inc. (the "Parent Company"). Shipco is a wholly-owned subsidiary of the Parent Company.

Business Outlook

COVID-19

In March 2020, the World Health Organization (the “WHO”) declared COVID-19 to be a pandemic. The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Governments have implemented measures such as social distancing, mask mandates, travel restrictions, COVID testing guidelines, quarantine regulations etc. All the above measures taken to slow the spread of COVID-19 have led to a significant slowdown in the worldwide economic activity and decline in demand for drybulk cargoes. This has contributed to lower charter rates and shipping revenues in the first half of 2020.

In 2020, drybulk trade decreased by 1.9% compared to an increase of 0.4% in 2019, as measured in metric tons of cargo. This was primarily the result of a 9.5% decline in coal trade around the world, reflecting the continuing shift away from thermal coal use in Europe, China-Australia trade tensions, and decreased electricity demand in many countries due to economic impacts of COVID-19. Demand for minor bulk commodities also decreased by 3.2% mainly due to the impact to steel and other construction-related commodities due to COVID-19, as well as a ban on exports of nickel ore from Indonesia that became effective in January 2020. On the positive side, grain trade increased by 7.8%. The Baltic Exchange Supramax Index, weighted time charter average of 10 routes for BSI-58 ("BSI-58"), which tracks the gross time charter rate for Supramax vessels, averaged $8,189 for 2020, compared to $9,948 for 2019.

During the second half of 2020, freight markets saw a strong rebound from the low point in the second quarter as demand for commodities recovered. The BSI-58 averaged $9,931/day during the third quarter of 2020, up 81% quarter-on-quarter. The charter hire rates continued to improve during the fourth quarter of 2020 with average BSI-58 averaging at $10,749/day. However, the economic activity levels as well as the demand for dry bulk cargoes is still dependent on the duration of COVID-19, timing, and logistics of vaccine distribution, which is currently uncertain.

The Company experienced delays in cargo operations due to port restrictions and additional protocols and cancellation of a few cargo contracts. However, the Company was able to secure alternative business for its vessels upon cancellation at the prevailing charter rates. Our crew on our ships were exposed to risk of exposure to COVID-19. The travel restrictions imposed at various ports have severely impeded our crew rotation plans during the year. We experienced some disruptions to our normal vessel operations and incurred additional offhire time due to deviations our vessels had to take to allow for crew changes. As a result of the spread of COVID-19, the Company incurred some additional expenses relating to procurement of personal protective equipment, COVID-19 testing, and crew travel, which is included in our vessel operating expenses in our Consolidated Statement of Operations for the year ended December 31, 2020. Additionally, the Company experienced some delays in drydocking and ballast water treatment system ("BWTS") installations, operations, and crew changes due to quarantine regulations and COVID-19 testing and resulting offhire days.

We have instituted measures to reduce the risk of spread of COVID-19 for our crew members on our vessels as well as our onshore offices in Stamford, Connecticut, Singapore, and Copenhagen. However, if the COVID-19 pandemic continues to impact the global economy on a prolonged basis, or vaccination program goes slower than expected, the rate environment in the drybulk market and our vessel values may deteriorate further and our operations and cash flows may be negatively impacted as well as our ability to meet the debt covenants under the Norwegian Bond Debt.

U.S.-China Trade Dispute

Over the course of 2018 and 2019, the United States imposed tariffs on various goods imported from a number of countries. Certain of these countries, including China, undertook retaliatory actions by implementing tariffs on select U.S. products. Most notably in terms of drybulk trade volumes is China’s tariff placed upon U.S. soybean exports. These tariffs impacted trade-flows with much of the US exports being substituted with soybeans from South America. This also had an impact on seasonality, given the different timing of harvests between the Northern and Southern hemispheres. With the signing of the “phase one” trade agreement between China and the U.S. in January 2020, China has agreed in principle to purchase meaningful quantities of agricultural products, including soybeans, from the U.S. In recent months, China has purchased large amounts of agricultural products that are transported on drybulk vessels which has helped support freight rates for the mid-sized and smaller vessel classes. It remains to be seen the stance the new U.S. administration will take towards China as well as any previously agreed upon trade deals. A deterioration in the trading relationship or a re-escalation of protectionist measures taken between these countries or others could lead to reduced volumes of drybulk trade as well as changes in trade flows.

Market Overview

The supply of drybulk vessels depends primarily on the size of the orderbook and the scrapping of older or less efficient vessels. During 2020, approximately 486 newbuilding vessels were delivered to industry participants, and 143 vessels were scrapped, resulting in 3.7% net growth in the drybulk fleet on a DWT-adjusted basis, as compared to 4.0% for 2019. The typical trading life of a Supramax/Ultramax vessel is approximately 25 years. As of December 2020, 10% of the world's drybulk fleet (by vessel count) was 20 years or older.

Fleet growth for 2021 is expected to continue at moderate to low levels of 2.6% for the drybulk fleet and 2.2% for Supramax/Ultramax vessels. The orderbook as of February 2021 stands at approximately 5.8% of the total drybulk fleet, with the orderbook for the Supramax/Ultramax segment at 5.3% of the on-the-water fleet, with both figures representing the smallest orderbook in approximately 30 years. The IMF is currently forecasting worldwide GDP growth at 5.5% for 2021, as the global economy recovers from the COVID-19 pandemic. This represents the strongest growth since 2010, when the economy was recovering from the 2009 recession. Drybulk trade, which tends to be correlated to global GDP, is expected to grow by approximately 3.7% in 2021, driven by a rebound in iron ore, and continued strong growth in bauxite, along with modest increases in coal, grain, and other minor bulk commodities.

Results of operations for years ended December 31, 2020 and 2019

    Revenues, net for the year ended December 31, 2020 were $105.0 million compared to $112.7 million for the year ended December 31, 2019. Revenues, net decreased by 7% compared to the prior year ended December 31, 2019 primarily due to a decrease in charter hire rates due to COVID-19 and a marginal decrease in available days due to the sale of five vessels in 2020.

Voyage expenses for the years ended December 31, 2020 and 2019 were $34.6 million and $30.0 million, respectively. Voyage expenses have primarily increased due to an increase in port expenses and hold cleaning expenses due to an increase in the voyage charter business offset by a decrease in bunker prices in the current year compared to the prior year.

Vessel operating expenses for the years ended December 31, 2020 and 2019 were $41.4 million and $42.3 million, respectively. The decrease in vessel expenses is attributable to the sale of five Supramax vessels during 2020, and four Supramax vessels in 2019, marginally offset by the purchase of one Ultramax vessel in the fourth quarter of 2019. The ownership days for the year ended December 31, 2020 were 8,549 compared to 8,873 for the prior year ended December 31, 2019.

Average daily vessel operating expenses for our fleet for the year ended December 31, 2020 was $4,840 compared to $4,769 for the year ended December 31, 2019.

Depreciation and amortization expense for the years ended December 31, 2020 and 2019 was $22.6 million and $20.4 million, respectively. Total depreciation and amortization expense for the year ended December 31, 2020 includes $18.6 million of vessel depreciation expense and $4.0 million relating to the amortization of deferred drydocking costs. Comparable amounts for the year ended December 31, 2019 were $16.4 million of vessel depreciation expense and $4.0 million of amortization of deferred drydocking costs. The increase in vessel depreciation expense is due to an increase in the cost base of our owned fleet due to the capitalization of scrubbers and BWTS on our vessels, and the acquisition of one Ultramax vessel in the fourth quarter of 2019, offset by the sale of five Supramax vessels in the second half of 2020 and two Supramax vessels in 2019.

Interest expense for the year ended December 31, 2020 was $17.0 million compared to $17.6 million in the prior year. The decrease in interest expense is due to bond repayments of $8.0 million during the year.

For the year ended December 31, 2020, the Company reported a net loss of $21.1 million, compared to a net loss of $6.4 million for the year ended December 31, 2019.

    As of December 31, 2020, the Company's total assets were $378.0 million. Total fleet book value was $316.9 million, which decreased by $26.3 million primarily due to the sales of the vessels, Goldeneye, Skua, Osprey I, Hawk I, and Shrike and vessel depreciation, offset by capitalization of scrubbers and BWTS on our vessels.

    Cash, cash equivalents and restricted cash totaled $41.0 million at December 31, 2020, compared to $11.9 million in the prior year. In 2020, the Company had net cash provided by operating activities of $7.6 million. Net cash provided by investing activities for the year ended December 31, 2020 was $12.5 million. During 2020, the Company paid $12.7 million for the purchase and installation of scrubbers and ballast water treatment systems and paid an advance on one Ultramax vessel of $1.6 million, offset by the proceeds from the sale of five vessels for $23.2 million and $3.7 million of insurance proceeds received on hull and machinery claims. Net cash flows provided by financing activities was $9.0 million primarily due to the receipt of $15.0 million in proceeds from the revolver loan under the Super Senior Facility and a capital contribution of $2.0 million from the Parent Company, offset by $8.0 million in principal repayments on the Norwegian Bond Debt.

The following are certain significant events which occurred during 2020:

•For the year ended December 31, 2020, the Company sold five vessels (Goldeneye, Skua, Osprey I, Hawk I, and Shrike) for total net proceeds of $23.2 million after brokerage commissions and associated selling expenses. Additionally, the Company paid $0.2 million representing 1% of the sales price of the sold vessels to Eagle Bulk Management LLC, a wholly-owned subsidiary of the Parent Company. The Company recorded a net loss of $0.7 million from the sale of the five vessels in its Consolidated Statement of Operations for the year ended December 31, 2020.

•During the fourth quarter of 2020, the Company entered into an agreement to purchase one high specification scrubber-fitted Ultramax vessel. The purchase price for the vessel was $16.0 million. The Company took delivery of the vessel, Oslo Eagle, in January 2021. The Company paid $1.6 million in advance for the vessel which is recorded in Advance for vessel purchase in the Consolidated Balance Sheet as of December 31, 2020.

Vessel upgrades - scrubbers and ballast water systems

On August 14, 2018, the Company entered into a contract for the installation of ballast water treatment systems ("BWTS") on 23 of our owned vessels. The projected costs, including installation, are approximately $0.5 million per BWTS. The Company intends to complete the installation during scheduled drydockings. As of December 31, 2020, the Company completed installation of BWTS on nine vessels and recorded $4.2 million in Vessels and vessel improvements in the Consolidated Balance Sheet. Additionally, the Company recorded $0.9 million as advances paid for BWTS as a noncurrent asset in the Consolidated Balance Sheet as of December 31, 2020. During the second quarter of 2020, the Company applied for and received an extension from the United States Coast Guard ("USCG") of up to one year for BWTS installation on one of our vessels. Additionally, the Company cancelled the BWTS installation orders on seven of its vessels as the vessels were sold prior to installation.

We have implemented a comprehensive approach to compliance with IMO regulations that limit sulfur emissions from vessels to 0.5% down from 3.5% on a global basis to improve air quality. Shipco is fully committed to compliance with the IMO 2020 sulfur regulations and believe that fitting scrubbers is the most cost-effective approach to achieve compliance for the majority of the ships in our fleet. The balance of our fleet will achieve compliance through the consumption of compliant fuels.

On September 4, 2018, the Company entered into a series of agreements to purchase up to 15 scrubbers, which were fitted on the Company's vessels. The actual costs, including installation, are approximately $2.4 million per scrubber. During the second quarter of 2020, the Company completed and commissioned all 15 scrubbers and recorded $35.1 million in Vessels and vessel improvements in the Consolidated Balance Sheet as of December 31, 2020.

We believe we are uniquely positioned to maximize on the fuel cost spread benefit due to the scale of our scrubber fitted fleet combined with our active commercial management approach to trading and commercial platform. While we historically have traded to many smaller ports, we are able to adjust our trading patterns around major bunkering hubs, where high sulfur fuel oil is expected to be readily available at the most attractive pricing.

Business Strategy

    We believe our balance sheet allows us the flexibility to opportunistically make investments in the drybulk segment that will drive shareholder growth. In order to accomplish this, we intend to:

•Maintain a highly efficient and quality fleet in the drybulk segment;
•Maintain a revenue strategy that takes advantage of a rising rate environment and at the same time mitigate risk in a declining rate environment;
•Maintain a cost structure that allow us to be competitive in all economic cycles without sacrificing safety and maintenance;
•Continue to grow our relationships with our charterers and vendors; and
•Continue to invest in our on-shore operations.

Our financial performance is based on the following key elements of our business strategy:

(1)Concentration in one vessel category: Supramax/Ultramax drybulk vessels, which we believe offer certain size, operational and geographical advantages relative to other classes of drybulk vessels, such as Handysize, Panamax and Capesize vessels,

(2)An active owner-operator model where we seek to operate our own fleet and develop contractual relationships with cargo interests. These relationships and the related cargo contracts have the dual benefit of providing greater operational efficiencies and act as a balance to the Company’s naturally long position to the market. Notwithstanding the focus on chartering, we consistently monitor the drybulk shipping market and, based on market conditions, will consider taking advantage of long-term time charters at higher rates when appropriate.

(3)Maintain high quality vessels and improve standards of operation through improved standards and procedures, crew training and repair and maintenance procedures.

Risk Factors

The drybulk shipping industry is highly cyclical and seasonal. In addition, due to the fast-changing short-term supply-demand dynamics, charter hire rates can be extremely volatile, leading to large potential swings in financial results and profitability. Fluctuations in charter rates result from changes in the supply of, and demand for, vessel capacity and changes in the supply of, and demand for, drybulk commodities. Because the factors affecting supply-demand are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable. If charter rates remain low for any significant period of time, this will have an adverse effect on our revenues, profitability, cash flows, and our ability to comply with the financial covenants in our loan agreements.

Beginning January 1, 2020, we transitioned to consuming IMO compliant fuel on our vessels that were not equipped with scrubbers and when our scrubbers could not be used. Generally, Very Low Sulfur Fuel Oil (“VLSFO”) is more expensive than High Sulfur Fuel Oil (“HSFO”). During 2020, the fuel prices declined due to the ongoing COVID-19 pandemic, decrease in demand for fuel as result of worldwide lockdowns and decline in other industry demand such as air travel. As a result, the cost differential between the low sulfur fuel and the high sulfur fuel was significantly lower than anticipated. The cost differential between the two grades of fuel declined from $186/MT in the first quarter of 2020 to $72/MT in the fourth quarter of 2020. Although the fuel prices recovered in the first quarter of 2021, if the cost differential between the low sulfur fuel and high sulfur fuel stays at a lower than anticipated level, we may not realize the economic benefits or recover the cost of the scrubbers we have installed. The occurrence of any of the foregoing events may have a material adverse effect on our business, results of operations, cash flows and financial condition. In addition, a number of countries have imposed restrictions on the discharge of wash water from open loop scrubbers within their port limits. While there are no restrictions on using open loop scrubbers outside of port limits, any changes in these regulations or more stringent standards globally could impact the use of open loop scrubbers going forward.

We believe that COVID-19 and the measures to contain it taken by governments of various countries have negatively affected our business and could continue to do so. COVID-19 impacted the global economies and the trade routes in which we operate, the way we conduct our business and the business of our charterers. Governments have imposed lockdowns, quarantine regulations and other emergency health measures to protect their citizens from exposure to COVID-19. We have taken similar precautions, by repurposing our global office spaces to meet the social distancing guidelines, enabling our employees to work remotely and freeze on our corporate travel until the pandemic situation is resolved.

Such measures have caused severe trade disruptions and reduced charter rates during the second quarter of 2020. The global spread of COVID-19 has created significant worldwide operational volatility, uncertainty and disruption. There has been a general decline in the industrial and financial activity across the world including U.S., E.U., Brazil, Singapore, India and Japan. Decline in macro economic conditions result in lower demand for drybulk cargoes, impacting charter rates for our vessels. The ongoing pandemic resulted in the decline in charter hire rates which impacted our revenues and cash flow from operations for the year ended December 31, 2020.

The Company experienced delays in cargo operations due to port restrictions and additional protocols and cancellation of a few cargo contracts. However, the Company was able to secure alternative business for its vessels upon cancellation at the prevailing charter rates. The travel restrictions imposed at various ports have severely impeded our crew rotation plans during the year. We experienced disruptions to our normal vessel operations and incurred additional offhire time due to deviations our vessels had to take to allow for crew changes. As a result of the spread of COVID-19, the Company has incurred some additional expenses relating to procurement of personal protective equipment, COVID-19 testing, and crew travel, which is included in our vessel operating expenses in our Consolidated Statement of Operations for the year ended December 31, 2020. Additionally, the Company experienced delays in drydocking and BWTS installations, operations and crew changes due to quarantine regulations and COVID-19 testing and resulting offhire days.

All of the foregoing has impacted our business in 2020 and although the current dry bulk rates are in recovery phase, the negative effects of the pandemic may have a prolonged impact on our business, financial condition, results of operations and forward-looking expectations. Furthermore, modified processes, procedures and controls could be required to respond to changes in our business environment, as our employees are required to work from home. The significant increase in remote working of our employees may exacerbate certain risks to our business, including an increased demand for information technology resources, increased risk of malicious technology-related events, such as cyberattacks and phishing attacks, and increased risk of improper dissemination of personal, proprietary or confidential information.

Please refer to the Annual Report on Form 10-K filed with the SEC by our Parent Company, Eagle Bulk Shipping Inc., on March 12, 2021, for a discussion of additional risk factors.

Corporate Governance and Social Responsibility:

    Shipco and its subsidiaries are subject to same corporate governance and social responsibility as the Parent Company, Eagle Bulk Shipping Inc. The current charters describing the nature and scope of the responsibilities of the Audit Committee and the Governance Committee are posted on our website at www.eagleships.com under the headings “Investor Relations-Corporate Governance”.

Employees

Shipco does not have any employees. The operations and crewing of the vessels owned by Shipco are managed by Eagle Bulk Management LLC, a wholly-owned subsidiary of the Parent Company.

Human Rights, Health and Safety

The Parent Company continuously strives to provide a secure working environment for both its shore based personnel as well as its crew members on its ships, including those owned by Shipco. During COVID-19, the Parent Company has taken extraordinary measures to protect the health of its shore based employees by allowing its employees to work from home during the peak of the pandemic. The Parent Company took measures to adapt all of its offices to the new safety precautions to include social distancing guidelines as well as ensuring mask wearing compliance.

For the Parent Company’s crew members on its ships, including those owned by Shipco, the Parent Company maintains security measures to ensure well-being and safety. The Parent Company developed and implemented a safety management system in compliance with the International Safety Management Code. All necessary certificates required by the IMO were obtained by the Parent Company’s in-house technical managers. The Parent Company complies with the Maritime Labor Convention adopted by the ILO in 2006. The Convention outlines the minimum requirements for seafarers to work, conditions of employment, facilities while on board, and health and welfare protection. The Convention obliges all ships above 500 gross tons in international trade to have a Maritime Labor Certificate and a Declaration of Maritime Labor Compliance. All of the Parent Company’s vessels, including those owned by Shipco, and crew are compliant with the Convention, and the Parent Company intends to maintain them accordingly. The Parent Company also publishes its ESG report on an annual basis where the Parent Company reports key metrics such as marine casualties, lost time incident rate and port state control. The ESG report is available on the Parent Company’s website.

During the pandemic, government-imposed travel restrictions which were put in place in order to curtail the spread of the virus created substantial challenges with respect to being able to effect crew changes and repatriation, and the Parent Company’s seafarers had to work well past their contractual employment periods. It has been a strategic priority for the Parent Company to relieve its seafarers which were overdue, and the Parent Company has successfully conducted the changeover of the majority of its crew. In order to achieve this result, the Parent Company had to divert some of its ships and/or incur additional offhire costs in addition to higher crew change expenses. These costs notwithstanding, the Parent Company felt it was its obligation to its seafarers to ensure their overall health and safety.

For more information relating to the Parent Company and its initiatives relating to human rights, health and safety, see its Annual Report on Form 10-K, which is filed with the SEC.

Environmental Matters

    The Parent Company has developed, maintained and expanded on various initiatives relating to environmental matters. To better inform its shareholders and other stakeholders about these matters, the Parent Company issues an annual ESG Sustainability Report, which is produced in accordance with the Marine Transportation Framework, established by the Sustainability Accounting Standards Board. The report can be assessed on the Parent Company’s website. Environmental initiatives undertaken by the Parent Company include:

•Executing on a comprehensive fleet renewal program to purchase newer, more technologically advanced vessels that have enhanced the energy efficiency of our fleet and reduced greenhouse gas (“GHG”) emissions on a ton-mile basis.

•Creating a performance department and implementing performance optimization software, which has resulted in improved vessel performance and reduced fuel consumption.

•Applying high specification hull coatings and installing various energy saving devices around the propeller aperture to improve vessel performance and reduce fuel consumption.

•Reducing sulfur emissions by approximately 85% by following strategies to comply with the International Maritime Organization’s (“IMO”) new fuel regulations which went into effect in January 2020.

•Joining the Getting to Zero Coalition, a global alliance of more than 140 companies committed to the decarbonization of deepsea shipping in line with the IMO GHG emissions reduction strategy and ultimately align emissions from shipping with the United Nations Framework Convention on Climate Change Paris Agreement.

•Providing relevant data on fuel compliance and sailing distances for each of our owned vessels to our lenders that are signatories to the Poseidon Principles. The Poseidon Principles establish a framework for assessing and disclosing the climate alignment of ship finance portfolios and are consistent with the policies and ambitions of the IMO to reduce shipping's total annual GHG emissions by at least 50% by 2050.

•Becoming a signatory to the Sea Cargo Charter, a global framework for aligning chartering activities with responsible environmental behavior in order to promote international shipping’s decarbonization. The Charter is consistent with the IMO's ambition for GHG emissions from international shipping to peak as soon as possible and to reduce by at least 50% by 2050 compared to 2008 levels.

Shareholder

    Shipco is a wholly-owned subsidiary of the Parent Company. Information about the Parent Company can be found in its Annual Report on Form 10-K, which is filed with the SEC.

Our Fleet

The 19 vessels in our owned fleet as of December 31, 2020 are fitted with cargo cranes and cargo grabs that enable our vessels to load and unload cargo in ports that do not have shore-side cargo handling infrastructure in place. Our owned vessels are flagged in the Marshall Islands and are employed on time and voyage charters. Our owned fleet as of December 31, 2020 included the following vessels:

Vessel	Class	Dwt	Year Built

Bittern	Supramax	57,809	2009
Canary	Supramax	57,809	2009
Cardinal	Supramax	55,362	2004
Crane	Supramax	57,809	2010
Crested Eagle	Supramax	55,989	2009
Crowned Eagle	Supramax	55,940	2008
Egret Bulker	Supramax	57,809	2010
Jaeger	Supramax	52,483	2004
Oriole	Supramax	57,809	2011
Owl	Supramax	57,809	2011
Petrel Bulker	Supramax	57,809	2011
Puffin Bulker	Supramax	57,809	2011
Roadrunner Bulker	Supramax	57,809	2011
Sandpiper Bulker	Supramax	57,809	2011
Shanghai Eagle	Ultramax	63,438	2016
Singapore Eagle	Ultramax	63,386	2017
Stamford Eagle	Ultramax	61,530	2016
Stellar Eagle	Supramax	55,989	2009
Tern	Supramax	50,209	2003

Responsibility statement

We confirm, to the best of our knowledge, that the financial statements for the years ended December 31, 2020 and 2019 have been prepared in accordance with current applicable accounting standards, and give a true and fair view of the assets, liabilities, financial position and profit for the Issuer and the Company taken as a whole.

We also confirm that the Management report includes a true and fair review of the development and performance of the business and the position of the Issuer and the Company, together with a description of the principal risks and uncertainties facing the entity and the group.

Stamford, CT USA, 29 April 2021

The Management of Eagle Bulk Shipco LLC

/s/ Gary Vogel	President and Chief Executive Officer (Principal Executive Officer)
Gary Vogel

/s/ Frank De Costanzo	Vice President, Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)
Frank De Costanzo

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Eagle Bulk Shipping Inc.

We have audited the accompanying consolidated financial statements of Eagle Bulk Shipco LLC, and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019 and the related consolidated statements of operations and comprehensive loss, changes in stockholder’s equity, and cash flows for the years then ended, and the related notes to consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bulk Shipco LLC, and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
New York, New York
April 29, 2021

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS:
Current assets:
Cash and cash equivalents	$22,197,477	$6,444,499
Restricted cash - current	18,846,177	5,471,470
Accounts receivable, net of a reserve of $1,504,548 and $1,656,267, respectively	6,184,705	9,272,790
Prepaid expenses	521,973	1,162,068
Inventories	2,980,501	7,431,172
Other current assets	69,191	231,040
Total current assets	50,800,024	30,013,039
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $91,932,076 and $91,003,680, respectively	316,875,562	343,187,687
Advance for vessel purchase	1,600,000	—
Deferred drydocking costs, net	7,797,074	9,975,466
Deferred financing costs - Super Senior Facility	—	166,111
Advances for scrubbers and ballast water systems and other assets	970,365	8,032,399
Total noncurrent assets	327,243,001	361,361,663
Total assets	$378,043,025	$391,374,702
LIABILITIES & STOCKHOLDER'S EQUITY:
Current liabilities:
Accounts payable	$7,898,093	$4,760,789
Accrued interest	1,373,364	1,415,333
Other accrued liabilities	2,949,830	9,389,183
Unearned charter hire revenue	2,732,227	1,917,822
Current portion of long-term debt - Norwegian Bond Debt	8,000,000	8,000,000
Total current liabilities	22,953,514	25,483,127
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	169,290,230	175,867,310
Super Senior Facility, net of debt issuance costs	14,896,357	—
Total noncurrent liabilities	184,186,587	175,867,310
Total liabilities	207,140,101	201,350,437
Commitment and contingencies
Stockholder's equity:
Common shares, zero par value, 100 shares authorized and issued	—	—
Paid-in Capital	362,092,997	360,092,997
Accumulated Deficit	(191,190,073)	(170,068,732)
Total Stockholder's equity	170,902,924	190,024,265
Total liabilities and Stockholder's equity	$378,043,025	$391,374,702

        The accompanying notes are an integral part of these Consolidated Financial Statements

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended
	December 31, 2020	December 31, 2019
Revenues, net	$105,028,939	$112,696,806

Voyage expenses	34,571,445	29,980,177
Vessel operating expenses	41,376,307	42,317,014
Depreciation and amortization	22,568,543	20,424,424
General and administrative expenses	13,410,073	15,276,945
Loss/(gain) on sale of vessels	734,283	(5,677,504)
Total operating expenses, net	112,660,651	102,321,056

Operating (loss)/income	(7,631,712)	10,375,750

Interest expense	17,037,513	17,590,550
Interest income	(46,633)	(786,516)
Realized gain on derivative instruments, net	(3,501,251)	(4,726)
Total other expense, net	13,489,629	16,799,308
Net loss and comprehensive loss	$(21,121,341)	$(6,423,558)

        The accompanying notes are an integral part of these Consolidated Financial Statements

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

	Common shares amount	Paid-in Capital	Accumulated Deficit	Total Stockholder's Equity
Balance at January 1, 2019	—	$365,592,997	$(163,645,174)	$201,947,823
Net loss	—	—	(6,423,558)	(6,423,558)
Cash distribution to the Parent Company	—	(5,500,000)	—	(5,500,000)
Balance at December 31, 2019	—	360,092,997	(170,068,732)	190,024,265
Net loss	—	—	(21,121,341)	(21,121,341)
Capital contribution from the Parent Company	—	2,000,000	—	2,000,000
Balance at December 31, 2020	—	$362,092,997	$(191,190,073)	$170,902,924

The accompanying notes are an integral part of these Consolidated Financial Statements

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net loss	$(21,121,341)	$(6,423,558)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	18,613,938	16,394,992
Amortization of deferred drydocking costs	3,954,606	4,029,432
Amortization of debt discount and debt issuance costs	1,471,570	1,538,467
Drydocking expenditures	(2,032,518)	(7,985,230)
Loss/(gain) on sale of vessels	734,283	(5,677,504)
Changes in operating assets and liabilities:
Accounts receivable	(655,315)	3,221,681
Prepaid expenses	640,095	180,697
Inventories	4,450,671	980,575
Accounts payable	2,044,241	498,288
Accrued interest	(41,969)	(74,584)
Other current assets	62,409	190,904
Accrued expenses	(1,314,642)	609,293
Unearned revenue	814,405	46,561
Net cash provided by operating activities	7,620,433	7,530,014

Cash flows from investing activities:
Vessel purchases and improvements	(217,324)	(20,156,981)
Advance for vessel purchase	(1,600,000)	—
Cash paid for scrubbers and ballast water treatment systems	(12,660,284)	(22,432,291)
Proceeds from hull and machinery claims	3,743,400	782,181
Proceeds from sale of vessels	23,227,641	29,561,419
Net cash provided by/(used in) investing activities	12,493,433	(12,245,672)

Cash flows from financing activities:
Repayment of Norwegian Bond Debt	(8,000,000)	(8,000,000)
Cash distribution to the Parent Company	—	(5,500,000)
Capital contribution from the Parent Company	2,000,000	—
Proceeds from Super Senior Facility	15,000,000	—
Other financing costs	13,819	(21,081)
Net cash provided by/(used in) financing activities	9,013,819	(13,521,081)
Net increase/(decrease) in cash and cash equivalents and restricted cash	29,127,685	(18,236,739)
Cash and cash equivalents and restricted cash at beginning of period	11,915,969	30,152,708
Cash and cash equivalents and restricted cash at end of period	$41,043,654	$11,915,969

Supplemental cash flow information:
Cash paid during the period for interest	$15,607,912	16,126,667
Non-cash accruals for Scrubbers and ballast water systems included in Accounts payable and other accrued liabilities	$966,385	$5,245,533
Non-cash accruals for management fees to be paid to the Parent Company on sale and purchase of vessels included in Accounts payable	$449,062	$201,562

The accompanying notes are an integral part of these Consolidated Financial Statements.

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. General Information:

    The accompanying consolidated financial statements include the accounts of Eagle Bulk Shipco LLC ("Shipco" or "Issuer"), a limited liability company organized under the laws of Marshall Islands on September 20, 2016, and its wholly-owned subsidiaries out of which 19 are vessel owning entities (collectively, the "Company"). The Company is engaged in the ocean transportation of dry bulk cargoes worldwide through the ownership, charter and operation of dry bulk vessels. The Company's fleet is comprised of Supramax and Ultramax bulk carriers, which are considered to be in the Handymax class of vessels and the Company operates its business in one business segment. The operations of the vessels are managed by Eagle Bulk Management LLC, a wholly-owned subsidiary of Eagle Bulk Shipping Inc. (the "Parent Company"). Shipco is a wholly-owned subsidiary of the Parent Company.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

    As of December 31, 2020, the Company owned and operated a modern fleet of 19 oceangoing vessels, 16 Supramax and three Ultramax, with a combined carrying capacity of 1,092,416 dwt and an average age of approximately 10.4 years.

There were no charterers for the Company that individually accounted for more than 10% of the Company’s revenue for the years ended December 31, 2020 and 2019.

    Share capital as of December 31, 2020 consists of 100 authorized and issued shares with no par value. The shares were issued to the Parent Company as its sole member.

Note 2. Significant Accounting Policies:

(a)
Basis of presentation: The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of Eagle Bulk Shipco LLC and its wholly-owned subsidiaries. All intercompany balances and transactions were eliminated upon consolidation.

(b)
Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include vessel valuation, residual value of vessels, the useful lives of vessels and allocation of Parent Company's general and administrative expenses. Actual results could differ from those estimates.

(c)
Cash, Cash Equivalents and Restricted Cash: The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less at the time of purchase to be cash equivalents. Restricted cash - current as of December 31, 2020 and 2019 was $18.8 million and $5.5 million, respectively. The restricted cash - current balance relates to the proceeds from the sale of vessels, which were restricted pursuant to the terms of the Norwegian Bond Debt. Please see Note 6 Debt to the consolidated financial statements for additional information. The following table provides a reconciliation of cash, cash equivalents and restricted cash within the Consolidated Balance Sheets that sum to the total amounts shown in the Consolidated Statements of Cash Flows:

	December 31, 2020	December 31, 2019	December 31, 2018
Cash and cash equivalents	$22,197,477	$6,444,499	$19,273,740
Restricted cash - current	18,846,177	5,471,470	—
Restricted cash - noncurrent	—	—	10,878,968
	$41,043,654	$11,915,969	$30,152,708

(d)
Accounts Receivable: Accounts receivable includes receivables from charterers and related parties for time and voyage charterers. On January 1, 2020, the Company adopted Accounting Standards Update 2016-13, “Financial Instruments - Credit Losses” (“ASC 326”). At each balance sheet date, the Company maintains an allowance for credit losses for expected uncollectible accounts receivable. The Company wrote off $0.8 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively, related to previously reserved amounts in the allowance for doubtful accounts. The Company recorded a provision of $0.2 million and $.6 million respectively, for doubtful accounts for the years ended December 31, 2020 and 2019.

(e)
Insurance Claims: Insurance claims are recorded net of any deductible amounts for insured damages which are recognized when recovery is virtually certain under the related insurance policies and where the Company can make an estimate of the amount to be reimbursed following the insurance claim.

(f)	Inventories: Inventories, which consist of bunkers, are stated at cost which is determined on a first-in, first out method. Lubes and spares are expensed as incurred.
(g)
Vessels and vessel improvements, at cost: Vessels are stated at cost, which consists of the contract price, and other direct costs relating to acquiring and placing the vessels in service. Major vessel improvements such as scrubbers and ballast water treatment systems are capitalized and depreciated over the remaining useful lives of the vessels. Additionally, any fees paid to the Parent Company and its wholly-owned subsidiaries in relation to the purchase of vessels is added to the vessels' cost basis and depreciated over the remaining useful lives of the vessels. Refer to Note 3 Vessels and vessel improvements and Note 7 Related Party Transactions to the consolidated financial statements for further discussion. Depreciation is calculated on a straight-line basis over the estimated useful lives of the vessels based on the cost of the vessels reduced by the estimated scrap value of the vessels as discussed below.

(h)
Vessel useful economic life and Impairment of Long-Lived Assets: The Company estimates the useful life of the Company's vessels to be 25 years from the date of initial delivery from the shipyard to the original owner. The useful lives of the Company's vessels are evaluated to determine if events have occurred which would require modification to their useful lives. In addition, the Company estimates the scrap value of the vessels to be $300 per light weight ton ("lwt").

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount, the Company will evaluate the asset for an impairment loss. Measurement of the impairment loss is based on the fair value of the asset as provided by third parties. The Company reviews at least on an annual basis all the assumptions used in the calculation of undiscounted cash flows. Based on the review, for the year ended December 31, 2020, the Company made a decision to use the 15 year average of one and three year time charter rates as published by a third party (Clarksons.com) in its calculation of undiscounted cash flows. Historically, the Company utilized 25 year average of one and three year time charter rates. This is considered a change in accounting estimate. The change in accounting estimate did not have any material impact on its consolidated financial statements. We did not recognize any vessel impairment charges for the years ended December 31, 2020 and 2019.
(i)
Accounting for Drydocking Costs: The Company follows the deferral method of accounting for drydocking costs whereby actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date the next drydocking is required to become due, generally 30 months if the vessels are 15 years old or more and 60 months for the vessels younger than 15 years. Costs deferred as part of the drydocking include direct costs that are incurred as part of the drydocking to meet regulatory requirements. Certain costs are capitalized during drydocking if they are expenditures that add economic life to the vessel, increase the vessel’s earnings capacity or improve the vessel’s efficiency. Direct costs that are deferred include the shipyard costs, parts, inspection fees, steel, blasting and painting. Expenditures for normal maintenance and repairs, whether incurred as part of the drydocking or not, are expensed as incurred. Unamortized drydocking costs of vessels that are sold are written off and included in the calculation of the resulting gain or loss in the year of the vessels’ sale. Unamortized drydocking costs are written off as drydocking expense if the vessels are drydocked before the expiration of the applicable amortization period.

(j)
Deferred Financing Costs: Fees incurred for obtaining new loans or refinancing existing ones are deferred and amortized to interest expense over the life of the related debt using the effective interest method. Unamortized deferred financing costs are written off when the related debt is repaid or refinanced and such amounts are expensed in the period the repayment or refinancing is made. Such amounts are classified as a reduction of the long-term debt balance on the consolidated balance sheets. For our Super Senior Revolver Facility, as no amounts were drawn as of December 31, 2019, deferred financing fees of $0.2 million were classified as a noncurrent asset on the Consolidated Balance Sheets as of December 31, 2019. As of December 31, 2020, deferred financing fees of $0.1 million was shown as a reduction of the outstanding debt under Super Senior Facility on our Consolidated Balance Sheet.

(k)
Accounting for Revenues and Expenses: Revenues generated from time charters are recognized on a straight-line basis over the term of the respective time charter agreements as service is provided and the profit sharing is fixed and determinable.

Under voyage charters, voyage revenues for cargo transportation are recognized ratably over the estimated relative transit time of each voyage. Voyage revenue is deemed to commence upon the loading of the charterer’s cargo and is deemed to end upon the completion of discharge, provided an agreed non-cancellable charter between the Company and the charterer is in existence, the charter rate is fixed and determinable, and collectability is reasonably assured.

Under voyage charters, voyage expenses include costs such as bunkers, port charges, canal tolls and cargo handling operations, whereas, under time charters, such voyage costs are the responsibility of the Company's customers. Vessel operating costs include crewing, vessel maintenance and vessel insurance. Brokerage commissions under voyage or time charters are included in voyage expenses. All voyage and vessel operating expenses are expensed as incurred on an accrual basis, except for commissions. Commissions are recognized over the related time or voyage charter period since commissions are earned as the Company's revenues are earned. Probable losses on voyages are provided for in full at the time such loss can be estimated.

Please refer to the section below, Impact of Recently Adopted Accounting Standards regarding our adoption of ASC 842, Leases.
(l)
Accounting for general and administrative expenses: General and administrative expenses represent direct expenses incurred by the Company such as legal and audit fees as well as the technical and management fees and overhead allocation owed by the Company under the existing management agreements to the Parent Company and its other wholly-owned subsidiaries.

(m)
Unearned Charter Hire Revenue: Unearned charter hire revenue represents cash received from charterers prior to the time such amounts are earned. These amounts are recognized as revenue as services are provided in future periods.

(n)	Repairs and Maintenance: All repair and maintenance expenses are expensed as incurred and are recorded in vessel expenses.
(o)
Protection and Indemnity Insurance: The Company’s Protection and Indemnity Insurance is subject to additional premiums referred to as "back calls" or "supplemental calls" which are accounted for on an accrual basis and are recorded in vessel expenses.

(p)
Federal Taxes: The Company is a Republic of the Marshall Islands Corporation that carries on offshore activities and derives foreign income that is exempt from taxation in the Marshall Islands. Separately, the Company is a disregarded entity for U.S. income tax purposes and therefore not subject to United States federal income taxes on United States source shipping income.

Impact of Recently Adopted Accounting Standards
Leases
On January 1, 2019, the Company adopted ASC 842, which revised the accounting for leases. Under the new lease standard, lessees are required to recognize a right-of-use asset and a lease liability for substantially all leases. The new lease standard will continue to classify leases as either financing or operating, with classification affecting the pattern of expense recognition. The accounting applied by a lessor under the new guidance will be substantially equivalent to current lease accounting guidance.

The following are the type of contracts that fall under ASC 842:

Time charter out contracts

Our shipping revenues are principally generated from time charters and voyage charters. In a time charter contract, the vessel is hired by the charterer for a specified period of time in exchange for consideration which is based on a daily hire rate. The charterer has the full discretion over the ports visited, shipping routes and vessel speed. The contract/charter party generally provides typical warranties regarding the speed and performance of the vessel. The charter party generally has some owner protective restrictions such that the vessel is sent only to safe ports by the charterer, subject always to compliance with applicable sanction laws, and carry only lawful or non-hazardous cargo. In a time charter contract, the Company is responsible for all the costs incurred for running the vessel such as crew costs, vessel insurance, repairs and maintenance and lubes. The charterer bears the voyage related costs such as bunker expenses, port charges and canal tolls during the hire period. The performance obligations in a time charter contract are satisfied over the term of the contract beginning when the vessel is delivered to the charterer until it is redelivered back to the Company. The charterer generally pays the charter hire in advance of the upcoming contract period. The Company determined that all time charter contracts are considered operating leases and therefore fall under the scope of ASC 842 because: (i) the vessel is an identifiable asset; (ii) the Company does not have substantive substitution rights; and (iii) the charterer has the right to control the use of the vessel during the term of the contract and derives the economic benefits from such use.

The transition guidance associated with ASC 842 allows for certain practical expedients to the lessors. The Company elected not to separate the lease and non-lease components included in the time charter revenue because the pattern of revenue recognition for the lease and non-lease components (included in the daily hire rate) is the same. The daily hire rate represents the hire rate for a bare boat charter as well as the compensation for expenses incurred running the vessel such as crewing expense, repairs, insurance, maintenance and lubes. Both the lease and non-lease components are earned by passage of time.

The adoption of ASC 842 did not materially impact our accounting for time charter out contracts. The revenue generated from time charter out contracts is recognized on a straight-line basis over the term of the respective time charter agreements, which are recorded as part of revenues, net in our Consolidated Statements of Operations for the years ended December 31, 2020 and 2019.

Time charter-in contracts

The Company did not have any time charter-in contracts as of January 1, 2019, which is the date of adoption of ASC 842 and for the year ended December 31, 2020 which would have resulted in recognition of right-of-use assets and the corresponding liabilities on the Consolidated Balance sheet for time charter-in contracts greater than 12 months. The Company elected the practical expedient of ASC 842 that allows for time charter-in contracts with an initial lease term of less than 12 months to be excluded from the operating lease right-of-use assets and lease liabilities recognized on our Consolidated Balance Sheet as of January 1, 2019. The Company did not have any time charter-in contracts less than 12 months on the date of adoption and for the year ended December 31, 2020.

Under ASC 842, leases are classified as either finance or operating arrangements, with such classification affecting the pattern and classification of expense recognition in an entity's income statement. For operating leases, ASC 842 requires recognition in an entity’s income statement of a single lease expense, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. Right-of-use assets represent a right to use an underlying asset for the lease term and the related lease liability represents an obligation to make lease payments pursuant to the contractual terms of the lease agreement.

In connection with its adoption of ASC 842, the Company elected the "package of 3" practical expedients permitted under the transition guidance, which exempts the Company from reassessing:

•whether any expired or existing contracts are or contain leases.
•any expired or existing lease classifications
•initial direct costs for any existing lease.

Additionally, the Company elected, consistent with the practical expedient allowed under the transition guidance of ASC 842 to not separate the lease and non-lease components related to a lease contract and to account for them instead as a single lease component for the purposes of the recognition and measurement requirements of ASC 842.

Revenue Recognition
Our shipping revenues are principally generated from time charters and voyage charters. In a time charter voyage, the vessel is hired by the charterer for a specified period of time in exchange for consideration which is based on a daily hire rate. The charterer has the full discretion over the ports visited, shipping routes and vessel speed. The contract/charter party generally provides typical warranties regarding the speed and performance of the vessel. The charter party generally has some owner protective restrictions such that the vessel is sent only to safe ports by the charterer and carry only lawful or non hazardous cargo. In a time charter contract, the Company is responsible for all the costs incurred for running the vessel such as crew costs, vessel insurance, repairs and maintenance and lubes. The charterer bears the voyage related costs such as bunker expenses, port charges, canal tools during the hire period. The performance obligations in a time charter contract are satisfied over term of the contract beginning when the vessel is delivered to the charterer until it is redelivered back to the Company. The charterer generally pays the charter hire in advance of the upcoming contract period. The time charter contracts are considered operating leases and therefore do not fall under the scope of ASC 606 because (i) the vessel is an identifiable asset (ii) the Company does not have substantive substitution rights and (iii) the charterer has the right to control the use of the vessel during the term of the contract and derives the economic benefits from such use.
Voyage charters
In a voyage charter contract, the charterer hires the vessel to transport a specific agreed-upon cargo for a single voyage which may contain multiple load ports and discharge ports. The consideration in such a contract is determined on the basis of a freight rate per metric ton of cargo carried or occasionally on a lump sum basis. The charter party generally has a minimum amount of cargo. The charterer is responsible for any short loading of cargo or "dead" freight. The voyage contract generally has standard payment terms of 95% freight paid within three days after completion of loading. The voyage charter party generally has a "demurrage" or "despatch" clause. As per this clause, the charterer reimburses the Company for any potential delays exceeding the allowed laytime as per the charter party clause at the ports visited which is recorded as demurrage revenue. Conversely, the charterer is given credit if the loading/discharging activities happen within the allowed laytime which is despatch resulting in a reduction in revenue. In a voyage charter contract, the performance obligations begin to be satisfied once the vessel begins loading the cargo. The Company determined that its voyage charter contracts consist of a single performance obligation of transporting the cargo within a specified time period. Therefore, the performance obligation is met evenly as the voyage progresses. and the revenue is recognized on a straight line basis over the voyage days from the commencement of the loading of cargo to completion of discharge.
The voyage contracts are considered service contracts which fall under the provisions of ASC 606 because (i) the Company as the ship owner retains the control over the operations of the vessel such as directing the routes taken or the vessel speed. The voyage contracts generally have variable consideration in the form of demurrage or despatch. The amount of revenue earned as demurrage or despatch paid by the Company for the years ended December 31, 2020 and 2019 was $1.3 million and $3.4 million, respectively.
    The following table shows the revenues earned from time charters and voyage charters for the years ended December 31, 2020     and 2019:

	For the Years Ended
	December 31, 2020	December 31, 2019

Time charters	$42,916,909	$59,576,221
Voyage charters	62,112,030	53,120,585
	$105,028,939	$112,696,806

Contract costs
In a voyage charter contract, the Company bears all voyage related costs such as fuel costs, port charges and canal tolls. These costs are considered contract fulfillment costs because the costs are direct costs related to the performance of the contract and are expected to be recovered. The costs incurred during the period prior to commencement of loading the cargo, primarily bunkers, are deferred as they represent setup costs and recorded as a current asset and are amortized on a straight-line basis as the related performance obligations are satisfied. As of December 31, 2020 and 2019, the Company recognized $0.1 million and $0.2 million, respectively, of deferred costs which represents bunker expenses incurred prior to commencement of loading. These costs are recorded in Other current assets on the Consolidated Balance Sheets.
Financial Instruments - Credit Losses
On January 1, 2020, the Company adopted ASC 326. The accounting standard amended the current financial instrument impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. Under the new guidance, an entity recognizes as an allowance its estimate of lifetime expected credit losses which will result in more timely recognition of such losses. The

Company adopted the accounting standard using the prospective transition approach as of January 1, 2020. The cumulative effect upon adoption was not material to our consolidated financial statements.
The adoption of ASC 326 primarily impacted our trade receivables recorded on our Consolidated Balance Sheet as of December 31, 2020. The Company maintains an allowance for credit losses for expected uncollectible accounts receivable, which is recorded as an offset to accounts receivable and changes in such are classified as voyage expense in the Consolidated Statements of Operations for the years ended December 31, 2020 and 2019. Upon adoption of ASC 326, the Company assessed collectability by reviewing accounts receivable on a collective basis where similar characteristics exist and on an individual basis when we identify specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considered historical collectability based on past due status and made judgments about the creditworthiness of customers based on ongoing credit evaluations. The Company also considered customer-specific information, current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data. For the year ended December 31, 2020, our assessment considered business and market disruptions caused by COVID-19 and estimates of expected emerging credit and collectability trends. The continued volatility in market conditions and evolving shifts in credit trends are difficult to predict causing variability and volatility that may have a material impact on our allowance for credit losses in future periods. The allowance for credit losses on accounts receivable was $1.5 million as of December 31, 2020 and $1.7 million as of December 31, 2019.
Accounting Standards issued but not yet adopted

The FASB has issued accounting standards that had not yet become effective as of December 31, 2020 and may impact the Company’s consolidated financial statements or related disclosures in future periods. Those standards and their potential impact are discussed below.

Accounting standards effective in 2021

In March 2020, the FASB issued Accounting Standards Update 2020-04, "Facilitation of the Effects of Reference Rate Reform on Financial Reporting", (“ASU 2020-04”). ASU 2020-04 addresses concerns about certain accounting consequences that could result from the anticipated transition away from the use of LIBOR and other interbank offered rates to alternative reference rates. ASU 2020-04 is elective and applies “to all entities, subject to meeting certain criteria, that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform.” ASU 2020-04 establishes (1) a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and (2) certain elective hedge accounting expedients. ASU 2020-04 is optional and effective for all entities as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the adoption of ASU 2020-04 on its debt under the Super Senior Facility, as the facility bears interest on outstanding borrowings at LIBOR plus a margin rate.

Note 3. Vessels and vessel improvements

As of December 31, 2020, the Company’s operating fleet consisted of 19 dry bulk vessels.

During the fourth quarter of 2020, the Company entered into an agreement to purchase a high specification scrubber-fitted Ultramax bulk carrier for a total purchase price of $16.0 million excluding direct expenses of acquisition. The Company took delivery of the vessel during the first quarter of 2021. The Company paid $1.6 million in advance which was recorded in Advance for vessel purchase in the Consolidated Balance Sheet as of December 31, 2020.

For the year ended December 31, 2020, the Company sold five vessels (Goldeneye, Skua, Osprey I, Hawk I and Shrike) for total net proceeds of $23.2 million after brokerage commissions and associated selling expenses. The net proceeds from the vessel sales were deposited into a restricted cash account pursuant to the terms under the Norwegian Bond Debt. The Company recorded a net loss of $0.7 million in the Consolidated Statement of Operations for the year ended December 31, 2020. The Company recorded $0.2 million in transaction fees payable to Eagle Bulk Management LLC, a wholly-owned subsidiary of the Parent Company in relation to the above vessel sale transactions which represented 1% of the sales price. The above fees were recorded in the loss on sale of vessels in the Consolidated Statement of Operations for the year ended December 31, 2020.

During 2018, the Company entered into a series of agreements to purchase 15 exhaust gas cleaning systems or scrubbers which were fitted on 15 of the Company's vessels. The actual costs, including the installation, were approximately $2.4 million per scrubber. During the second quarter of 2020, the Company completed and commissioned all 15 scrubbers and recorded $35.1 million in Vessels and vessel improvements in the Consolidated Balance Sheet as of December 31, 2020.

    During 2018, the Company entered into a contract for the installation of ballast water treatment systems ("BWTS") on 23 of our owned vessels. The projected costs, including installation, are approximately $0.5 million per BWTS. The Company intends to complete the installation during scheduled drydockings. As of December 31, 2020, the Company completed installation of BWTS on nine vessels and recorded $4.2 million in Vessels and vessel improvements in the Consolidated Balance Sheet. Additionally, the Company recorded $0.9 million as advances paid for BWTS as a noncurrent asset in the Consolidated Balance Sheet as of December 31, 2020. During the second quarter of 2020, the Company applied for and received an extension from the USCG of up to one year for BWTS installation on one of our vessels. Additionally, the Company cancelled the BWTS installation orders on seven of its vessels as the vessels were sold prior to installation.

The Vessels and vessel improvements activity for the years ended December 31, 2020 and 2019 is below:

	December 31, 2020	December 31, 2019

Vessels and vessel improvements at the beginning of the year	$343,187,687	$330,215,290
Sale of vessels	(23,458,120)	(14,757,027)
Purchase of vessels and vessel improvements	217,324	20,358,544
Scrubbers and BWTS	15,542,609	23,765,872
Depreciation Expense	(18,613,938)	(16,394,992)
Vessels and vessel improvements at the end of the year	$316,875,562	$343,187,687

Note 4. Deferred Drydock costs

Drydocking activity is summarized as follows:

	December 31, 2020	December 31, 2019
Beginning Balance	$9,975,466	$6,386,377
Drydocking expenditures	2,032,518	7,985,230
Drydock write off for the sale of vessels	(256,304)	(366,709)
Drydock amortization	(3,954,606)	(4,029,432)
Ending Balance	$7,797,074	$9,975,466

Note 5. Other Accrued liabilities

Other accrued liabilities consist of:

	December 31, 2020	December 31, 2019
Vessel and voyage expenses	$2,412,526	$3,888,982
Accrual for scrubbers and BWTS	98,736	5,223,447
Other expenses	438,568	276,754
Balance	$2,949,830	$9,389,183

Note 6. Debt

Long-term debt consists of the following:

	December 31, 2020	December 31, 2019
Norwegian Bond Debt	$180,000,000	$188,000,000
Debt discount and debt issuance costs - Norwegian Bond Debt	(2,709,770)	(4,132,690)
Less: Current Portion - Norwegian Bond Debt	(8,000,000)	(8,000,000)
Norwegian Bond Debt, net of debt discount and debt issuance costs	169,290,230	175,867,310
Super Senior Facility	15,000,000	—
Debt issuance costs - Super Senior Facility	(103,643)	—
Super Senior Facility, net of debt issuance costs	14,896,357	—
Total long-term debt	$184,186,587	$175,867,310

Norwegian Bond Debt

On November 28, 2017, Shipco issued $200,000,000 in aggregate principal amount of 8.25% Senior Secured Bonds (the "Bonds" or the "Norwegian Bond Debt"), pursuant to those certain bond terms (the "Bond Terms"), dated as of November 22, 2017, by and between the Issuer and Nordic Trustee AS, as the Bond Trustee. After giving effect to an original issue discount of approximately 1% and deducting offering expenses of $3.1 million, the net proceeds from the issuance of the Bonds were approximately $195.0 million. These net proceeds from the Bonds were used to repay amounts outstanding including accrued interest under various debt facilities of a wholly-owned subsidiary of the Parent Company and to pay expenses associated with the refinancing transactions. Shipco incurred $1.3 million in other financing costs in connection with the transaction. Interest on the Bonds accrues at a rate of 8.25% per annum and the Bonds will mature on November 28, 2022. The Norwegian Bond Debt is guaranteed by the Issuer's subsidiaries and secured by mortgages over 19 vessels (the "Shipco Vessels"), pledges of the equity of the Issuer and its subsidiaries and certain assignments.

The Issuer may redeem some or all of the outstanding Bonds on the terms and conditions and prices set forth in the bond terms. Upon a change of control of the Company, each holder of the Bonds has the right to require that the Issuer purchase all or some of the Bonds held by such holder at a price equal to 101% of the nominal amount, plus accrued interest.

The Bond Terms contain certain financial covenants that the Issuer’s leverage ratio defined as the ratio of outstanding bond amount and any drawn amounts under the Super Senior Facility less consolidated cash balance to the aggregate book value of the Shipco Vessels must not exceed 75% and free liquidity must at all times be at least $12.5 million. The Company is in compliance with its financial covenants as of December 31, 2020.

During the year ended December 31, 2020, the Company sold five vessels, Goldeneye, Skua, Osprey, Hawk and Shrike for combined net proceeds of $23.2 million. During the years ended December 31, 2019 and 2018, the Company sold five vessels, Kestrel, Thrasher, Condor, Merlin and Thrasher, for combined net proceeds of $40.4 million. Pursuant to the bond terms governing the Norwegian Bond Debt, the proceeds from the sale of vessels are to be held in a restricted account to be used for the financing of the acquisition of additional vessels by Shipco and for the partial financing of the scrubbers. As a result, the Company recorded the proceeds from the sale of these vessels as restricted cash - current in the Consolidated Balance Sheets as of December 31, 2020 and 2019. The proceeds were used to purchase one Ultramax vessel for $20.1 million in the fourth quarter of 2019 and partial financing of scrubbers for $23.6 million during the years ended December 31, 2020 and 2019. Additionally, the Company paid a deposit of $1.6 million towards purchase of an Ultramax vessel which was delivered during the first quarter of 2021.

Super Senior Facility

On December 8, 2017, Shipco entered into the Super Senior Facility, which provides for a revolving credit facility in an aggregate amount of up to $15.0 million. The proceeds of the Super Senior Facility, which as of December 31, 2019, were undrawn, are expected, pursuant to the terms of the Super Senior Facility, to be used (i) to acquire additional vessels or vessel owners and (ii) for general corporate and working capital purposes of Shipco and its subsidiaries. The Super Senior Facility matures on August 28, 2022. Shipco paid $0.3 million as other financing costs in the fourth quarter of 2017 and first quarter of 2018 in connection with the transaction.

As of December 31, 2020, $15.0 million was drawn to be used for general corporate purposes.

The outstanding borrowings under the Super Senior Facility will bear interest at LIBOR plus 2.00% per annum and commitment fees of 40% of the applicable margin on the undrawn portion of the facility. For each loan that is requested under the Super Senior Facility, Shipco must repay such loan along with accrued interest on the last day of each interest period relating to the loan.

Shipco’s obligations under the Super Senior Facility are guaranteed by the limited liability companies that are subsidiaries of Shipco and the legal and beneficial owners of 19 vessels in the Company’s fleet (the “Eagle Shipco Vessel Owners”), and are secured by, among other things, mortgages over such vessels. The Super Senior Facility ranks super senior to the Bonds with respect to any proceeds from any enforcement action relating to security or guarantees for both the Super Senior Facility and the Bonds.

The Super Senior Facility contains certain covenants that limit Shipco’s and its subsidiaries’ ability to do the following: make distributions; carry out any merger, other business combination, or corporate reorganization; make substantial changes to the general nature of their respective businesses; incur certain indebtedness; incur liens; make loans or guarantees; make certain investments; transact other than on arm’s-length terms; enter into sale and leaseback transactions; engage in certain chartering-in of vessels; or dispose of shares of Eagle Shipco Vessel Owners. Additionally, Shipco’s leverage ratio must not exceed 75% and its and its subsidiaries’ free liquidity must at all times be at least $12.5 million. Also, the total commitments under the Super Senior Facility will be cancelled if (i) at any time the aggregate market value of the security vessels for the Super Senior Facility is less than 300% of the total commitments under the Super Senior Facility or (ii) if Shipco or any of its subsidiaries redeems or otherwise repays the Bonds so that less than $100.0 million is outstanding under the Bond Terms. Shipco is in compliance with its financial covenants as of December 31, 2020.

The Super Senior Facility also contains certain events of default customary for transactions of this type.

Interest rates

    For the years ended December 31, 2020 and 2019, the interest rate on the Norwegian Bond Debt was 8.25%. The weighted average effective interest rate including the amortization of debt discount and debt issuance costs for the years ended December 31, 2020 and 2019 was 8.75% and 9.04%, respectively.

For the year ended December 31, 2020, the interest rate on our outstanding debt under the Super Senior Facility ranged between 2.24% and 2.89%. The weighted average effective interest rate including the amortization of debt issuance costs for the year was 3.00%. Additionally, we pay commitment fees of 40% of the margin on the undrawn portion of the Super Senior Revolver Facility.

Interest expense consisted of:

	For the Years Ended
	December 31, 2020	December 31, 2019
Norwegian Bond Debt interest	$15,298,250	$15,930,750
Super Senior Facility interest	215,804	—
Amortization of deferred financing costs	1,471,570	1,538,467
Commitment fees - Super Senior Revolver Facility	51,889	121,333
Total Interest expense	$17,037,513	$17,590,550

Note 7. Related Party transactions

    On December 8, 2017, Shipco entered into a commercial and technical management agreement with Eagle Bulk Management LLC, a wholly-owned subsidiary of the Parent Company, for performance of technical and commercial services to 28 vessels owned by Shipco at a fee of $150,000 per vessel per annum for commercial management services and $135,000 per vessel per annum for technical management services. In addition, Shipco is required to pay 1% of the purchase or sale price of every new vessel purchased or sold which amounted to $0.2 million for vessel sales during the year ended December 31, 2020, which was recorded in the Loss on sale of vessels in the Consolidated Statement of Operations. Shipco also entered into an overhead sharing agreement which provides for an additional fee allocation of cash general and administrative expenses of Eagle Bulk Management LLC, less the technical and commercial management fees already paid, based on relative vessel ownership days of Shipco to the total consolidated vessel ownership days of the Parent Company and all of its subsidiaries. The term of the agreements shall continue thereafter until terminated in writing by one of the parties. The agreement may be terminated with or without cause by any party upon 30 days' prior written notice to other parties.

    For the year ended December 31, 2020, the Company incurred $6.7 million for technical and commercial management fees to Eagle Bulk Management LLC. Additionally, the Company incurred $6.2 million as an additional fee allocation per the overhead sharing agreement. As of December 31, 2020, the Company had $0.7 million of accounts receivable from an affiliate of the Parent Company recorded in Accounts receivable in the Consolidated Balance Sheet and had $4.0 million of accounts payable to an affiliate of the Parent Company recorded in Accounts payable in the Consolidated Balance Sheet.

    For the year ended December 31, 2019, the Company incurred $6.9 million for technical and commercial management fees to Eagle Bulk Management LLC for the Shipco vessels. Additionally, the Company incurred $7.2 million as an additional fee allocation per the overhead sharing agreement. As of December 31, 2019, the Company had $0.7 million of accounts payable to an affiliate of the Parent Company recorded in Accounts payable in the Consolidated Balance Sheet.

Note 8. Derivative instruments and Fair value Measurements

Forward freight agreements, bunker swaps and freight derivatives

The Company trades in forward freight agreements (“FFAs”) and bunker swaps, with the objective of utilizing this market as economic hedging instruments that reduce the risk of specific vessels to changes in the freight market. The Company’s FFAs and bunker swaps have not qualified for hedge accounting treatment. As such, unrealized and realized gains are recognized as a component of other expense in the consolidated statement of operations and other current assets and fair value of derivatives in the Consolidated Balance Sheets. Derivatives are considered to be Level 2 instruments in the fair value hierarchy.

The effect of non-designated derivative instruments on the consolidated statements of operations:

		For the year ended
Derivatives not designated as hedging instruments	Location of (gain)/loss recognized	December 31, 2020	December 31, 2019
FFAs - realized gain	Realized gain on derivative instruments, net	$—	$(4,726)
Bunker swaps - realized gain	Realized gain on derivative instruments, net	(3,501,251)	—
Total		$(3,501,251)	$(4,726)

Cash Collateral Disclosures

    The Company does not offset fair value amounts recognized for derivatives by the right to reclaim cash collateral or the obligation to return cash collateral. The amount of collateral to be posted is defined in the terms of respective master agreement executed with counterparties or exchanges and is required when agreed upon threshold limits are exceeded. As of December 31, 2020 and December 31, 2019, the Company posted no cash collateral related to derivative instruments under its collateral security arrangements. As of December 31, 2020 and 2019, the Company had no open positions in FFAs.

Fair Value Measurements

    The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

    Cash, cash equivalents and restricted cash-the carrying amounts reported in the consolidated balance sheets for interest-bearing deposits approximate their fair value due to their short-term nature thereof.

    Debt-the carrying values approximates fair values for bonds issued under the Norwegian Bond Debt, which are traded on the Oslo Stock Exchange. The carrying amount of the revolving credit arrangement under the Super Senior Facility approximates its fair value, due to its variable interest rates.

    The Company defines fair value, establishes a framework for measuring fair value and provides disclosures about fair value measurements. The fair value hierarchy for disclosure of fair value measurements is as follows:

    Level 1 - Quoted prices in active markets for identical assets or liabilities. Our Level 1 non-derivatives include cash and money-market accounts.

    Level 2 - Quoted prices for similar assets and liabilities in active markets or inputs that are observable. Our Level 2 non-derivatives include debt balances under the Norwegian Bond Debt and Super Senior Facility.

    Level 3 - Inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

Assets and liabilities measured at fair value:

		Fair Value
	Carrying Value (4)	Level 1	Level 2
December 31, 2020
Assets
Cash and cash equivalents (1)	$41,043,654	$41,043,654	$—
Liabilities
Norwegian Bond Debt (2)	180,000,000	—	173,250,000
Super Senior Facility (3)	15,000,000	—	15,000,000

		Fair Value
	Carrying Value (4)	Level 1	Level 2
December 31, 2019
Assets
Cash and cash equivalents (1)	$11,915,969	$11,915,969	$—
Liabilities
Norwegian Bond Debt (2)	188,000,000	—	192,626,680

(1) Includes restricted cash (current) of $18.8 million at December 31, 2020 and $5.5 million at December 31, 2019.
(2) The fair value of the bonds is based on the last trade for the year ended December 31, 2020 on December 14, 2020 and December 21, 2019 on Bloomberg.com.
(3) The fair value of the Super Senior Facility is based on the required repayment to the lenders if the debt was discharged in full on December 31, 2020.
(4) The outstanding debt balances represent the face value of the debt excluding debt discount and debt issuance costs.

Note 9. Commitments and Contingencies

Legal Proceedings

The Company is involved in legal proceedings and may become involved in other legal matters arising in the ordinary course of its business. The Company evaluates these legal matters on a case-by-case basis to make a determination as to the impact, if any, on its business, liquidity, results of operations, financial condition or cash flows.

We have not been involved in any legal proceedings which we believe may have, or have had, a significant effect on our business, financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which we believe may have a significant effect on our business, financial position, and results of operations or liquidity. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. We expect that these claims would be covered by insurance, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Note 10. Issuer only condensed financial statements

EAGLE BULK SHIPCO LLC (ISSUER ONLY)

CONDENSED BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS:
Current assets:
Cash and cash equivalents	$22,120,306	$6,359,929
Restricted cash - current	18,846,177	5,471,470
Prepaid expenses	57,193	60,469
Total current assets	41,023,676	11,891,868
Noncurrent assets:
Investment in subsidiaries	323,459,433	363,360,635
Deferred financing costs - Super Senior Revolver Facility	—	166,111
Total noncurrent assets	323,459,433	363,526,746
Total assets	$364,483,109	$375,418,614
LIABILITIES & STOCKHOLDER'S EQUITY:
Current liabilities:
Accrued interest	$1,373,364	$1,415,333
Other accrued liabilities	20,234	111,706
Current portion of long-term debt - Norwegian Bond Debt	8,000,000	8,000,000
Total current liabilities	9,393,598	9,527,039
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	169,290,230	175,867,310
Super Senior Facility, net of debt issuance costs	14,896,357	—
Total noncurrent liabilities	184,186,587	175,867,310
Total liabilities	193,580,185	185,394,349
Commitment and contingencies
Stockholder's equity:
Common shares, zero par value, 100 shares authorized and issued	—	—
Paid-in Capital	362,092,997	360,092,997
Accumulated Deficit	(191,190,073)	(170,068,732)
Total Stockholder's equity	170,902,924	190,024,265
Total liabilities and Stockholder's equity	$364,483,109	$375,418,614

EAGLE BULK SHIPCO LLC (ISSUER ONLY)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended
	December 31, 2020	December 31, 2019

Interest expense	$17,037,513	$17,590,550
Interest income	(46,633)	(786,516)
Realized gain on derivative instruments, net	(3,501,251)	(4,726)
Total other expenses, net	13,489,629	16,799,308
Equity in net (loss)/income of subsidiaries	(7,631,712)	10,375,750
Net loss and comprehensive loss	$(21,121,341)	$(6,423,558)

EAGLE BULK SHIPCO LLC (ISSUER ONLY)

CONDENSED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31, 2020	December 31, 2019
Net cash used in operating activities	$(12,148,224)	$(12,745,196)

Cash flows from investing activities:
Dividends received from subsidiaries	32,269,489	7,955,374
Net cash provided by investing activities	32,269,489	7,955,374

Cash flows from financing activities:
Repayment of Norwegian Bond Debt	(8,000,000)	(8,000,000)
Capital distribution to the Parent Company	—	(5,500,000)
Capital contribution from the Parent Company	2,000,000	—
Proceeds from Super Senior Facility	15,000,000	—
Other financing costs	13,819	(21,081)
Net cash provided by/(used in) financing activities	9,013,819	(13,521,081)
Net increase/(decrease) in cash and cash equivalents and restricted cash	29,135,084	(18,310,903)
Cash and cash equivalents and restricted cash at beginning of year	11,831,399	30,142,302
Cash and cash equivalents and restricted cash at end of year	$40,966,483	$11,831,399

Supplemental cash flow information:
Cash paid during the period for interest	$15,607,912	$16,126,667

Notes to the Unconsolidated Condensed Financial Statements

Basis of Presentation

In the Issuer-only condensed financial statements, the Eagle Bulk Shipco LLC investment in subsidiaries is accounted for under the equity method of accounting. The paid-in capital represents capital contributions by the Parent Company.

Note 11. Subsequent Events

Subsequent events have been evaluated by the Company through April 29, 2021, the date these consolidated financial statements were available to be issued.

Stamford, CT USA
29 April 2021

The Management of Eagle Bulk Shipco LLC

Name	Title

/s/ Gary Vogel	President and Chief Executive Officer (Principal Executive Officer)
Gary Vogel

/s/ Frank De Costanzo	Vice President, Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)
Frank De Costanzo